Exhibit 99.1

Press Release

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto
Vice President and
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS SHARP INCREASE IN

SECOND QUARTER SALES AND EARNINGS

BURLINGTON, NEW JERSEY – November 13, 2007 – Franklin Electronic Publishers, Inc. (AMEX:FEP), a world leader in electronic handheld information, today announced sharply improved earnings for the quarter ended September 30, 2007, reporting net income of $2,782,000, or $.34 per share, compared with a net loss of $898,000, or $.11 per share, for the quarter ended September 30, 2006. Sales for the second fiscal quarter increased by 22% to $14,980,000 from $12,276,000 for the same quarter in the prior year. The increase in sales was primarily the result of strong revenue contributions from the Company’s North American and European business operations, each of which also produced higher margins in the quarter.

Revenue for the quarter included $3,000,000 reflected as “other revenue” that the Company received from Seiko Instruments, Inc. (SII) in consideration for the elimination of minimum purchase commitments in the agreements under which SII distributes Franklin products in Japan and Franklin distributes SII products in the United States and Germany. The benefit to net income in the quarter from the SII payment, after deducting related costs, was approximately $2,400,000. These costs are reflected in operating expenses. Excluding the impact of the SII payment and related expenses, net income for the quarter would have been $382,000, or $.05 per share.

For the six months ended September 30, 2007, total sales increased 19% to $28,655,000 from $24,061,000 for the same period last year. Net income for the six months increased to $2,852,000, or $.35 per share, compared to a net loss of $1,937,000, or $.24 per share, in the prior year period.

Barry Lipsky, Franklin’s President and Chief Executive Officer, said “I am extremely pleased with our top line revenue growth and our earnings performance for the first six months of our fiscal year. We are strategically re-investing in the business and will continue to build on our success by focusing on growth opportunities to enhance profitability and increase shareholder value. Toward that goal, we have incurred approximately $150,000 in the current quarter in corporate development expenses to establish strategic growth initiatives and operational efficiencies.” Mr. Lipsky added, “We continue to maintain a strong cash position, our balance sheet is debt free, and we have available credit facilities which will enable the Company to aggressively pursue its expansion strategy.”

About Franklin

Franklin Electronic Publishers, Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 39,000,000 electronic books since 1986. Current titles available directly or through partners number more than 40,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the words “should” or “would” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and other electronic products, changes in technology, the successful integration of any acquisitions, the impact of competitive electronic products, the management of inventories, dependence on key licenses, titles and products, dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS INC.

(in thousands, except share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
SALES	$14,980	$12,276	$28,655	$24,061
OTHER REVENUE	3,000		3,000

TOTAL REVENUE	17,980	12,276	31,655	24,061

GROSS MARGIN	10,069	5,536	16,866	10,858

INCOME (LOSS) BEFORE INCOME TAXES	2,838	(894)	2,916	(1,881)

NET INCOME (LOSS)	2,782	(898)	2,852	(1,937)

INCOME (LOSS) PER SHARE:

Basic	$0.34	$(0.11)	0.35	(0.24)

Diluted	$0.33	$(0.11)	0.34	(0.24)

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	8,223	8,218	8,221	8,217

Diluted	8,482	8,218	8,436	8,217